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                                  SMITHFIELD FOODS, INC.
                                        EXHIBIT 11
                            COMPUTATION OF NET INCOME PER SHARE

Net income per share and the number of shares used in the computation of net income per share were computed as follows (in thousands, except per share data):

                                             13 Weeks         13 Weeks         39 Weeks         39 Weeks
                                              Ended             Ended            Ended            Ended
                                           Jan. 30,1994      Jan. 31,1993     Jan. 30,1994     Jan. 31, 1993
                                           ------------      ------------     ------------     -------------
Weighted average shares:
   Outstanding                                   16,275            16,188           16,275            15,701
   Incremental shares for outstanding
      stock options                                 488               584              466               563
                                           ------------      ------------     ------------     -------------
         Shares for computation                  16,763            16,772           16,741            16,264
                                           ============      ============     ============     =============
Net income                                $      11,749      $        508     $     12,303     $       3,453
Dividends accumulated for
   Series B preferred stock                        (169)             (193)            (506)             (193)
                                           ------------      ------------     ------------     -------------
Net income available for
   common stockholders                    $      11,580      $        315     $     11,797     $       3,260
                                           ============      ============     ============     =============
Net income per share                      $         .69      $        .02     $        .70     $         .20
                                           ============      ============     ============     =============
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